Exhibit 5.1

Our ref DIC/RBG 001.0232

The Royal Bank of Scotland Group plc
42 St Andrew Square
Edinburgh
EH2 2YE

8 April 2005

Dear Sirs

We have acted as solicitors in Scotland for The Royal Bank of Scotland Group plc (the Company) in connection with the registration under the US Securities Act of 1933, as amended (the Securities Act), of $10,000,000,000 aggregate principal amount of Capital Securities (the Capital Securities), Subordinated Debt Securities (the Subordinated Debt Securities) and Category II Non-cumulative Dollar Preference Shares of $0.01 each (the Dollar Preference Shares) pursuant to a registration statement on Form F-3 (the Registration Statement) filed under the Securities Act with the Securities and Exchange Commission. The Capital Securities are to be issued under and pursuant to a Capital Security Indenture between the Company and The Bank of New York, as Trustee. The Subordinated Debt Securities are to be issued under and pursuant to a Subordinated Debt Securities Indenture between the Company and The Bank of New York, as Trustee.

We have examined the Registration Statement, the prospectus included therein, and resolutions adopted by the shareholders of the Company in general meeting on 29 April 2004 and the Board of Directors of the Company on December 15, 2004. In addition, we have examined such other documents and have made such further examinations and enquiries as we have deemed necessary to enable us to express the opinions set forth herein.

Based upon the foregoing, we are of the opinion that so far as the law of Scotland at the date hereof is concerned:

(a)	the Company is duly incorporated and not in liquidation under the laws of Scotland; and

(b)	the Dollar Preference Shares, when issued by the Company, will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith (including the determining of the terms of issue of the Dollar Preference Shares in accordance with the Articles of Association of the Company), and assuming the issue price of the shares is not less than the nominal value thereof and is fully paid on issue, be duly authorised and validly issued and fully paid and will not be subject to further call or contribution under the laws of Scotland.

We hereby consent (i) to the use of our name in the prospectus forming a part of the Registration Statement in the forms and contexts in which it appears, (ii) to the filing of this opinion as an exhibit to the Registration Statement and (iii) to the incorporation of this opinion and consent in a registration statement filed pursuant to Rule 462(b) of the Securities Act.

Yours faithfully

/s/ Dundas & Wilson CS LLP

Dundas & Wilson CS LLP